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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement of SatCon Technology Corporation (the "Company") on Form S-8 of our report dated December 17, 1998 except as to the information in Note R, for which the date is January 4, 1999 on our audits of the consolidated financial statements and financial statement schedule of the Company and its subsidiaries as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, which report is included in the Company's Annual Report on Form 10-K, for the fiscal year ended September 30, 1998.


                                    /s/ PricewaterhouseCoopers LLP
                                    --------------------------------------
                                    PricewaterhouseCoopers LLP

Boston, Massachusetts
March 31, 1999